Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports (1) dated February 18, 2009 (May 4, 2009 as to Note 17), relating to the consolidated financial statements and financial statement schedules of Camden Property Trust and subsidiaries appearing in Camden Property Trust’s Current Report on Form 8-K filed on May 5, 2009, and (2) dated February 18, 2009, relating to the effectiveness of Camden Property Trust’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
May 18, 2009